Exhibit 99.1

Company contact:	Investor and Media contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley (investors)
(415) 543-3470 x201	(310) 691-7100
Gretchen Steinmiller (media)
(212) 838-3777 or (646) 249-8316

MEDIVATION’S DIMEBON MEETS ALL FIVE EFFICACY ENDPOINTS

IN PHASE 2 ALZHEIMER’S DISEASE STUDY

Conference call begins at 1:00 p.m. Eastern time today

SAN FRANCISCO (September 21, 2006) – Medivation, Inc. (AMEX: MDV) today announced that its proprietary drug Dimebon™ met all five efficacy endpoints in a six-month randomized, double-blinded, placebo-controlled Phase 2 clinical study of 183 patients with mild to moderate Alzheimer’s disease conducted at 11 sites in Russia. Compared with patients receiving placebo, patients treated with Dimebon demonstrated highly statistically significant improvement on the study’s primary efficacy endpoint, the Alzheimer’s Disease Assessment Scale-cognition (ADAS-cog; 4.0 point improvement in the mean change from baseline to week 26 as compared to placebo; p < 0.0001), and on the key secondary efficacy endpoint, the Clinical Global Impression of Change (CGIC; 0.6 point improvement in the mean change from baseline to week 26 as compared to placebo; p < 0.0001). Dimebon-treated patients also achieved statistically significant improvement (p < 0.01) compared with placebo patients on all three of the other secondary efficacy endpoints – the Activities of Daily Living, the Neuropsychiatric Inventory and the Mini Mental State Examination.

In addition to these improvements in comparison to placebo, Dimebon-treated patients also showed statistically significant improvement over baseline on all five efficacy endpoints used in this study (p < 0.05). By contrast, placebo-treated patients deteriorated from baseline on all five endpoints.

Dimebon was well tolerated in this study. There were fewer serious adverse events in Dimebon-treated patients than in placebo-treated patients. No gastrointestinal side effects occurred in more than 3% of the Dimebon-treated patients except for dry mouth, which occurred in 13.5% of the Dimebon-treated patients. A higher percentage of Dimebon-treated patients than placebo-treated patients completed the trial (87.6% and 81.9%, respectively), for an overall trial completion rate of 84.7%.

Rachelle Doody, MD, PhD, Effie Marie Cain Chair, Director of the Alzheimer’s Disease and Memory Disorders Center at Baylor College of Medicine, and a member of Medivation’s Clinical and Scientific Advisory Board, observed: “From my review of these rigorously collected data, I believe the results are striking. It is very rare for a Phase 2 Alzheimer’s disease study to demonstrate significance on all of the primary and secondary endpoints, five in this case, and with strong statistical significance. I look forward to continued collaboration with the Medivation team to further develop Dimebon as a potential new therapy for Alzheimer’s disease.”

“We believe that these results are important, in part because the primary and key secondary efficacy endpoints used in this trial are accepted by the FDA for registration of drugs to treat mild to moderate Alzheimer’s disease,” stated David Hung, MD, President and Chief Executive Officer of Medivation. “In a meta-analysis of 10 randomized, double-blinded, placebo-controlled trials of approved Alzheimer’s disease drugs, published in 20061, treatment with these drugs produced an average ADAS-cog improvement over placebo of 2.7 points. We thus believe that our results support continued, aggressive pursuit of the further studies required to assess Dimebon’s potential safety and efficacy in treating Alzheimer’s disease.”

As the first step in its subsequent development plans, Medivation today also announced that in the second quarter of 2006 it initiated a double-blinded extension study which allows patients from the Phase 2 study to continue treatment for up to a total of 12 months in the same treatment group to which they originally were randomized. Enrollment in the extension study was 86% of eligible patients, and study results are expected in the second quarter of 2007. Plans for further Alzheimer’s disease studies with Dimebon will be disclosed as they are finalized.

“Given the encouraging results from the six-month trial, we are delighted that such a large number of patients have elected to continue treatment,” noted Lynn Seely, MD, Chief Medical Officer of Medivation. “The extension study will give us a unique opportunity to investigate the effects of Dimebon compared with placebo at 12 months, and also will provide longer term safety information to assist in addressing regulatory requirements.”

Dr. Hung concluded: “The Phase 2 data that we are announcing today are an important step in validating Medivation’s business model. We secured our first equity financing less than two years ago, and to date have used less than $20 million in funding our operations. With that investment of time and cash, we have not only generated positive results in a large Phase 2 Alzheimer’s disease trial, but also initiated new development programs in Huntington’s disease and hormone-refractory prostate cancer, both of which are scheduled to enter the clinic in the next three quarters. We also remain committed to finding new technologies to reach our targeted portfolio of four to six programs.”

Conference Call

Medivation will host a conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss the Phase 2 clinical trial results and to answer questions. To participate in the live call by telephone, please dial (866) 271-5140 from the U.S. or (617)

[1]	Birks, J. Cholinesterase inhibitors for Alzheimer’s disease. Cochrane Database of Systematic Reviews 2006, Issue 1. Art. No.: CD005593.

213-8893 from outside the U.S., and enter passcode 13594622. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com.

A telephone replay will be available for 48 hours beginning approximately two hours after the completion of the call by dialing (888) 286-8010 from the U.S., or (617) 801-6888 from outside the U.S., and entering passcode number 13941286. A replay of the webcast will be available on the company’s web site for 30 days.

About Medivation

Medivation, Inc. acquires promising pharmaceutical and medical device technologies in the late preclinical development phase, and develops those technologies quickly and cost-effectively through human first proof-of-efficacy studies (generally the end of Phase 2 clinical trials). Depending on the indication, Medivation either will seek to sell or partner successful programs with larger pharmaceutical, biotechnology and medical device companies for late-stage clinical studies and commercialization, or will conduct those activities internally. The Company intends to build and maintain a portfolio of four to six development programs at all times.

Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer, the last two of which are likely Orphan Drug indications. Dimebon™, with a 20-year record of human use, has generated positive results in a randomized, double-blinded, placebo-controlled Phase 2 study in Alzheimer’s disease patients, as well as in animal studies of both Alzheimer’s disease and Huntington’s disease. Medivation expects to initiate a Phase 1-2a study of Dimebon in Huntington’s disease patients in 2006. The MDV300 series compounds are in development for the treatment of hormone-refractory prostate cancer, and are expected to enter clinical studies in the first half of 2007. Further information about Medivation can be found on its website (www.medivation.com).

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated timing of regulatory and clinical milestones on the Company’s Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We also caution you that the successful development of Dimebon for any indication, including Alzheimer’s disease, will require significant additional preclinical and clinical studies, and we cannot assure you that the results in our prior studies will be indicative of future results. We also cannot assure you that we will be able to prove that Dimebon is a safe and effective treatment for any indication, including Alzheimer’s disease, or that the FDA or any foreign regulatory body will ever grant marketing approval for Dimebon. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, and our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006, include more information about factors that could affect our financial and operating results, including factors that could impede or preclude us, or any of our potential future corporate partners, from receiving approval to market Dimebon for any indication, including Alzheimer’s disease.

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